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                                                                EXHIBIT 10.36

                                January 1, 1997

James D. Durham
Chairman and Chief Executive Officer
QuadraMed Corporation
157 West Blithedale
Mill Valley, California 94941

Dear Mr. Durham:

        We are pleased to inform you that the Board of Directors (the "Board") of QuadraMed Corporation (the "Company") has authorized an employment package for you which will provide certain assurances concerning the terms and conditions of your continued employment with the Company and will allow you to participate in a program of severance benefit payments should your employment terminate. The purpose of this letter agreement (the "Agreement") is to document the terms of your employment package by providing you with a formal employment contract.

        The Company considers it essential to the continuing operation of the Company and in the best interests of its stockholders to assure the continuous dedication of key management personnel. It is recognized in the context of public ownership that a termination of an employee's employment without cause may be sought and that such circumstances could prove distracting to key executives and detrimental to the ongoing management and administration of the Company. Such distraction is not in the best interest of the stockholders of the Company. Accordingly, the Board has determined to discourage the inevitable distraction to you in the face of potentially disturbing circumstances inherent in any uncertainty regarding your employment status. This Agreement is intended to secure and encourage your ongoing retention by providing separation benefits in the event that your employment is altered as hereinafter described. In order to induce you to remain in the employ of the Company, and in consideration of your agreement set forth in Sections 10, 11, 12 and 13 of Part Two hereof, the Company agrees to pay the severance payments and benefits set forth in this Agreement, under the circumstances described herein.

        This Agreement supersedes any written employment agreement between you and the Company prior to the date hereof.

        Part One of this Agreement sets forth certain definitional provisions to be in effect for purposes of determining your benefit entitlements. Part Two specifies the terms and conditions which will apply to your continued employment with the Company, including the severance payments and benefits to which you will become entitled in the event your employment should be terminated. Part Two concludes this Agreement with a series of general terms and conditions applicable to your employment benefits.


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                             PART ONE - DEFINITIONS

        DEFINITIONS. For purposes of this Agreement, including in particular the severance payments and benefits to which you may become entitled under Part Two, the following definitions will be in effect:

        "CHANGE IN CONTROL" means:

        (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

        (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company.

        (iii) a transfer of all or substantially all of the Company's assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company's resulting interest is less than fifty percent (50%);

        (iv) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

        (v) on or after the date hereof, a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) of more of the securities of the combined voting power of the Company's outstanding securities;

        (vi) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment of election; or

        (vii) the occurrence of any other event constituting a "change in control" under Code Section 280G or the Treasury regulations promulgated thereunder.

        "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

        "EMPLOYEE" means James D. Durham.

        "EMPLOYEE BENEFIT PLAN" shall have the meaning given the term under
Section 3 of ERISA.


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        "EMPLOYMENT PERIOD" means the period of your employment with the
Company governed by the terms and provisions of this Agreement.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

        "INVOLUNTARY TERMINATION" means the termination of your employment with the Company:

        (i) involuntarily upon your discharge, dismissal or the Company's failure to renew this Agreement pursuant to Section 3 of Part Two, whether or not in connection with a Change in Control; or

        (ii) voluntarily or involuntarily, provided such termination occurs in connection with (a) a change in your position with the Company which materially reduces your level of responsibility or changes your title from Chief Executive Officer, (b) a reduction in your level of compensation (including base salary, fringe benefits and any non-discretionary bonuses or other incentive payments earned pursuant to objective standards or criteria) or
(c) a relocation of your principal place of employment by more than forty-five
(45) miles and such change, reduction or relocation is effected without your written concurrence.

        "OPTION" means any option granted to you under the Stock Option Plan which is outstanding at the time of your Involuntary Termination.

        "STOCK OPTION PLAN" means the Company's 1996 Stock Incentive Plan (including the predecessor 1994 Stock Option Plan), as amended through the date hereof.

        "TERMINATION FOR CAUSE" will mean an Involuntary Termination of your employment for (i) one or more alleged acts of fraud, embezzlement, misappropriation of proprietary information, misappropriation of the Company's trade secrets or other confidential information, a verifiable breach of your fiduciary duties to the Company or any other verifiable misconduct adversely affecting the business reputation of the Company in a material manner or (ii) your failure to devote your full working time and effort to the performance of your duties hereunder; provided, however, you will have the right to perform incidental services as are necessary in connection with (a) your private passive investments, (b) your charitable or community activities and (c) your participation in trade or professional organizations, but only to the extent such incidental services do not materially interfere with the performance of your services hereunder.


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                 PART TWO -- TERMS AND CONDITIONS OF EMPLOYMENT

        The following terms and conditions will govern your employment with the Company throughout the Employment Period and will also, to the extent indicated below, remain in effect following your termination date.

        1. EMPLOYMENT AND DUTIES. The Company will continue to employ you as an executive officer in the position of Chief Executive Officer. You agree to continue in such employment for the duration of the Employment Period and to perform in good faith and to the best of your ability all services which may be required of you in your executive position and to be available to render such services at all reasonable times and places in accordance with reasonable directives and assignments issued by the Board. During your Employment Period, you will devote your full time and effort to the business and affairs of the Company within the scope of your executive office. Your principal place of operations will be at the Company's corporate offices in Larkspur, California.

        2. TERM OF AGREEMENT. This Agreement shall be effective as of the date hereof. The term of this Agreement shall continue in effect from such date for a period of two (2) years from such date, subject to the provisions of this Part Two, unless sooner terminated by the parties in accordance with the provisions hereof. For and in consideration of his entering into this Agreement, Employee shall not be an employee-at-will, but shall be hereafter employed for a definite term. No termination or expiration of this Agreement shall affect any rights, obligations or liabilities of Employee or the Company that shall have accrued on or prior to the date of termination or expiration.

        3. AUTOMATIC EXTENSION. Commencing on the second anniversary of the effective date hereof, and on each succeeding anniversary of the date hereof, the term of this Agreement shall automatically be extended for one (1) additional year unless, not later than three (3) months preceding such anniversary date, the Company shall have given written notice pursuant to
Section 7 of Part Three that it will not extend the term of this Agreement.

        4.      COMPENSATION.

                A. For service in the 1997 calendar year, your base salary will be paid at the annual rate of Two Hundred Twenty Five Thousand Dollars ($225,000). Your annual rate of base salary may be subject to adjustment each calendar year by the Board.

                B. Your base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

                C. You will be entitled to such bonuses (if any) for service rendered during the Employment Period as the Board may determine in its sole discretion and based upon the recommendation of the Company's Compensation Committee and such additional factors as the


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Board deems appropriate, including your individual performance and the
Company's financial results.

                D. The Company will deduct and withhold, from the compensation payable to you hereunder, any all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

        5. EXPENSE REIMBURSEMENT. You will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder, provided you furnish the Company with vouchers, receipts and other substantiation of such expenses in accordance with Company policies. You will also be entitled to continued reimbursement of $500 per month with respect to the automobile currently leased by or owned by yourself or as otherwise approved by the Board and with respect to mileage driven in accordance with the Company's then existing policies. The Company will also pay or reimburse you for the costs of the preparation of your federal, state and local income tax returns by the Company's independent certified public accounting firm.

        6. FRINGE BENEFITS. During the Employment Period, you will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives and for which you qualify.

        7. VACATION. You will accrue four (4) weeks of paid vacation benefits during each calendar year of the Employment Period in accordance with the Company policy in effect for executive officers.

        8.      DEATH OR DISABILITY.

                A. Upon your death or disability during the Employment Period, the employment relationship created pursuant to this Agreement will immediately terminate, and no further compensation will become payable to you pursuant to Part Two, Section 4. In connection with such termination by reason of death, the Company will only be required to pay you (or your estate) any unpaid compensation earned under Part Two, Section 4 for services rendered through the date of your death, together with a special termination payment equal to the additional amount of base salary you would have earned hereunder had your employment continued for an additional thirty (30) days. In connection with such termination by reason of disability, the Company will be required to pay to you any unpaid compensation earned under Part Two, Section 4 for services rendered through the date of your disability, together with the severance benefits set forth in Section 9 below.




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                B.      You will be deemed disabled if you are so characterized
pursuant to the terms of the Company's disability insurance policies applicable to you from time to time.

                C. Upon death or disability the terms of the Stock Option Plan will apply.

        9.      SEVERANCE BENEFITS.

                A. You will be entitled to receive the severance benefits specified below in the event there should occur on the termination of your employment by reason of disability or an Involuntary Termination of your employment (other than a Termination for Cause) which is not effected in connection with a Change in Control:

                        (i) SEVERANCE BENEFIT. The Company will make a severance payment to you, in one lump sum within thirty (30) days of the date of your Involuntary Termination, in an aggregate amount equal to the sum of (a) the average annual rate of base salary and (b) the average bonus paid to you by the Company, in each case for service rendered in the two (2) immediately preceding calendar years. If a bonus was paid for only one of those calendar years, then the clause (b) amount will be equal to that bonus. You may elect, in your sole discretion, to have the severance benefit payable pursuant to this
Section 9.A.(i) in monthly installments over a one year period following the date of your Involuntary Termination.

                        (ii) WELFARE BENEFITS. For a period of twelve (12) months, Employee (and his dependents, as applicable) shall be provided by the Company with the same life, health and disability plan participation, benefits and other coverages to which he was entitled as an employee immediately before the disability or the Involuntary Termination. In the event that under applicable law or the terms of the relevant Employee Benefit Plans such participation, benefits and/or coverage cannot be provided to Employee following his Involuntary Termination, such coverage and/or benefits shall be provided directly by the Company pursuant to this Agreement on a comparable basis. In its sole discretion, the Company may obtain such coverage and benefits for Employee through private insurance acquired at the Company's expense. Amounts paid or payable to or on behalf of Employee pursuant to any "employee welfare benefit plan," as defined in ERISA, providing health and/or disability benefits, that is sponsored by the Company or an affiliate of the Company, shall be credited against amounts due under this Section 9.A.(ii). To the maximum extent permitted by applicable law, the benefits provided under this Section 9.A.(ii) shall be in discharge of any obligations of the Company or any rights of Employee under the benefit continuation provisions under
Section 4980A of the Code and Part VI of Title I of ERISA ("COBRA") or any other legislation or similar import.

                        (iii) OPTION ACCELERATION. Solely in connection with the Involuntary Termination of your employment (other than Termination for Cause), each of your Options under the Stock Option Plan will (to the extent not then otherwise exercisable) automatically



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accelerate so that each such Option will become immediately exercisable for the total number of shares purchasable thereunder. Each such accelerated Option, together with all of your other vested Options, will remain exercisable for a period of three (3) years following your Involuntary Termination and may be exercised for any or all of the accelerated shares in accordance with the exercise provisions of the Option agreement evidencing the grant.

        B. You will be entitled to receive the severance benefits specified below in the event there should occur an Involuntary Termination of your employment (other than a Termination for Cause) which is effected in connection with a Change in Control:

                (i) SEVERANCE BENEFIT. The Company will make a severance payment to you, in one lump sum within thirty (30) days of the date of your Involuntary Termination, in an aggregate amount equal to two (2) times the sum of (a) the average annual rate of base salary and (b) the average bonus paid to you by the Company, in each case for service rendered in the two (2) immediately preceding calendar years. If a bonus was paid for only one of those calendar years, then the clause (b) amount will be equal to that bonus. You may elect, in your sole discretion, to have the severance benefit payable pursuant to this Section 9.B.(i) in monthly installments over a one year period following the date of your Involuntary Termination.

                (ii) WELFARE BENEFITS. For a period of twenty-four (24) months, Employee (and his dependents, as applicable) shall be provided by the Company with the same life, health and disability plan participation, benefits and coverage to which he was entitled as an employee immediately before the Involuntary Termination. In the event that under applicable law or the terms of the relevant Employee Benefit Plans such participation, benefits and/or coverage cannot be provided to Employee following his Involuntary Termination, such coverage and/or benefits shall be provided directly by the Company pursuant to this Agreement on a comparable basis. In its sole discretion, the Company may obtain such coverage and benefits for Employee through private insurance acquired at the Company's expense. Amounts paid or payable to or on behalf of Employee pursuant to any "employee welfare benefit plan", as defined in ERISA, providing health and/or disability benefits, that is sponsored by the Company or an affiliate of the Company, shall be credited against amounts due under this Section 9.B.(ii). To the maximum extent permitted by applicable law, the benefits provided under this Section 9.B.(ii) shall be in discharge of any obligations of the Company or any rights of Employee under the benefit continuation provisions under COBRA or any other legislation of similar import.

                (iii) OPTION ACCELERATION. Each of your Options under the Stock Option Plan will (to the extent not then otherwise exercisable) automatically accelerate so that each such Option will become immediately exercisable for the total number of shares purchasable thereunder. Each such accelerated Option, together with all of your other vested Options, will remain exercisable for a period of three (3) years following your Involuntary


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Termination and may be exercised for any or all of the accelerated shares in accordance with the exercise provisions of the Option agreement evidencing the grant.

        10. RESTRICTIVE COVENANT. During the Employment Period, you will not directly or indirectly, whether for your own account or as an employee, consultant or advisor, provide services to any business enterprise other than the Company, unless otherwise authorized by the Company in writing.

        11. NON-SOLICITATION AND NON-DISPARAGEMENT. During any period for which you are receiving compensation payments pursuant to Part Two, Section 4 and one (1) year thereafter, you will not directly or indirectly (i) solicit any Company employee, independent contractor or consultant to leave the Company's employ or otherwise terminate such person's relationship with the Company for any reason or interfere in any other manner with the employment or other relationships at the time existing between the Company and its current employees, independent contractors or consultants, (ii) solicit any of the Company's customers for products or services substantially similar to those offered by the Company, or (iii) disparage the Company or any of its shareholders, directors, officers, employees or agents.

        12.     CONFIDENTIALITY.

                A. You hereby acknowledge that the Company may, from time to time during the Employment Period, disclose to you confidential information pertaining to the Company's business and affairs and client base, including (without limitation) customer lists and accounts, other similar items indicating the source of the Company's income and information pertaining to the salaries, duties and performance levels of the Company's employees. You will not, at any time during or after such Employment Period, disclose to any third party or directly or indirectly make use of any such confidential information, including (without limitation) the names, addresses and telephone numbers of the Company's customers, other than in connection with, and in furtherance of, the Company's business and affairs. Nothing contained in this paragraph shall be construed to prevent Employee from disclosing the amount of his salary.

                B. All documents and data (whether written, printed or otherwise reproduced or recorded) containing or relating to any such proprietary information of the Company which come into your possession during the Employment Period will be returned by you to the Company immediately upon the termination of the Employment Period or upon any earlier request by the Company, and you will not retain any copies, notes or excerpts thereof. Notwithstanding the foregoing, Employee shall be entitled to retain his file or rolodex containing names, addresses and telephone numbers and personal diaries and calendars; provided, however, that Employee shall continue to be bound by the terms of Section 12.A. above to the extent such retained materials constitute confidential information.


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                C.      Your obligations under this Section 12 will continue in
effect after the termination of your employment with the Company, whatever the reason or reasons for such termination, and the Company will have the right to communicate with any of your future or prospective employers concerning your continuing obligations under this Section 12.

        13.     OWNERSHIP RIGHTS.

                A. All materials, ideas, discoveries and inventions pertaining to the Company's business or clients, including (without limitation) all patents and copyrights, patent applications, patent renewals and extensions and the names, addresses and telephone numbers of customers, will belong solely to the Company.

                B. All materials, ideas, discoveries and inventions which you may devise, conceive, develop or reduce to practice (whether individually or jointly with others) during the Employment Period will be the sole property of the Company and are hereby assigned by you to the Company, except for any idea, discovery or invention (i) for which no Company equipment, supplies, facility or trade secret information is used, (ii) which is developed entirely on your own time and (iii) which neither (a) relates at the time of conception or reduction to practice, to the Company's business or any actual or demonstrably-anticipated research or development program of the Company nor (b) results from any work performed by you for the Company. The foregoing exception corresponds to the assignment of inventions precluded by California Labor Code
Section 2870, attached as Exhibit A.

        C. You will, at all times whether during or after the Employment Period, assist the Company, at the Company's sole expense, in obtaining, maintaining, defending and enforcing all legal rights and remedies of the Company, including, without limitation, patents, copyrights and other proprietary rights of the Company. Such assistance will include (without limitation) the execution of documents and assistance and cooperation in legal proceedings.

                D. You will continue to be bound by all the terms and provisions of your existing Proprietary Information Agreement with the Company, and nothing in this document will be deemed to modify or affect your duties and obligations under those other agreements.

        14.     TERMINATION OF EMPLOYMENT.

                A. The Company (or any successor entity resulting from a Change in Control) may terminate your employment under this Agreement at any time for any reason, with or without cause, by providing you with at least seven (7) days prior written notice. However, such notice requirement will not apply in the event there is a Termination for Cause under subparagraph D below.

                B. In the event there is a termination of your employment by reason of disability or is an Involuntary Termination of your employment with the Company (other than


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Termination for Cause) during the Employment Period, you will become entitled to the benefits specified in Part Two, Section 9 in addition to any unpaid compensation earned by you under Part Two, Section 4 for services rendered prior to such termination.

                C. Should your employment with the Company terminate by reason of your death during the Employment Period, no severance benefits will be payable to you under Part Two, Section 9, and only the limited death benefits provided under Part Two, Section 8 will be payable.

                D. The Company may at any time, upon written notice, terminate your employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice.

                E. Upon such Termination for Cause, the Company will only be required to pay you any unpaid compensation earned by you pursuant to Part Two, Section 4 for services rendered through the date of such termination, and no termination or severance benefits will be payable to you under Part Two,
Section 9.

                     PART THREE - MISCELLANEOUS PROVISIONS

        1. MITIGATION. Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Employee's existing rights which would accrue solely as a result of the passage of time, under any Company Employee Benefit Plan, "Payroll practice" (as defined in ERISA), compensation arrangement, incentive plan, stock option or other stock-related plan.

        2. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the stock, business or assets of the Company whether by merger, consolidation, division, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement entitling Employee to the benefits hereunder, as though Employee was subject to Involuntary Termination. This Agreement shall be binding upon and inure to the benefit of Employee, his successors, assigns, executors, administrators or beneficiaries.


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
        3. DEATH. Should you die before receipt of all the separation payments to which you may become entitled under Part Two, Section 8, then such payment or payments will be made, on the due date or dates hereunder had you survived, to the executors or administrators of your estate. Should you die before you exercise your outstanding vested options, then each such option may be exercised, within twelve (12) months after your death, by the executors or administrators of your estate or by person to whom the option is transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such vested option be exercised after the specified expiration date of the option term.

        4. INDEMNIFICATION. The indemnification provisions for officers and directors under the Company's Bylaws will (to the maximum extent permitted by law) be extended to you, during the period following your Involuntary Termination, with respect to any and all matters, events or transactions occurring or effected during your Employment Period.

        5. MISCELLANEOUS. The provisions of this Agreement will be construed and interpreted under the laws of the State of California. This Agreement incorporates the entire Agreement between you and the Company relating to the terms of your employment and the subject of severance benefits and supersedes all prior agreements and understandings with respect to such subject matter. This Agreement may only be amended by written instrument signed by you and an authorized officer of the Company.

        6. ARBITRATION. Any controversy which may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association then in effect.

        7. NOTICES. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 80 East Sir Francis Drake Boulevard, Suite 2A, Larkspur, California 94939, and to Employee at his most recent address reflected in the permanent Company records. Copies of each such notice delivered by either the Company or Employee shall be provided to each current member of the Board at each such director's current address as listed in the Company's records.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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
        Please indicate your acceptance of the foregoing provisions of this Agreement by signing the enclosed copy of this Agreement and returning it to the Company.

                                        Very truly yours,

                                        QUADRAMED CORPORATION


                                        By: /s/ John Cracchiolo
                                            ---------------------------------
                                        Title: CFO
ACCEPTED BY AND AGREED TO:


/s/ James D. Durham
---------------------------------
James D. Durham

Dated: 1/1/97








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


                                   EXHIBIT A


        Section 2870. APPLICATION OF PROVISION PROVIDING THAT EMPLOYEE WILL ASSIGN OR OFFER TO ASSIGN RIGHTS IN INVENTION TO EMPLOYER.

        (a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer;

                (2) Result from any work performed by the employee for his employer.

        (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.





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